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                                                                     EXHIBIT 99





FOR IMMEDIATE RELEASE

                                   Contacts:         Jeffrey C. Lapin, President
                                                     Starwood Lodging Trust
                                                     310/575-3900

                                                     Eugene Heller
                                                     Silverman Heller Associates
                                                     310/208-2550

                 STARWOOD LODGING ANNOUNCES REVERSE STOCK SPLIT

         LOS ANGELES, CA (June 8, 1995) -- Starwood Lodging Trust (the "Trust"), a real estate investment trust ("REIT"), and Starwood Lodging Corporation (the "Corporation"), a hotel management and operating company, whose shares are paired and trade together on the New York Stock Exchange (NYSE:HOT), today announced a one-for-six reverse split of their paired shares, which will become effective at the close of business on June 19, 1995. On June 20, 1995, the paired shares will begin trading at the post reverse split price.

         As a result of the reverse split, the number of outstanding paired shares will decrease from approximately 12 million to approximately two million. The reverse split will not alter the number of authorized paired shares. All outstanding warrants to purchase paired shares will be adjusted accordingly.

         In lieu of any fractional interests resulting from the reverse split, shareholders and stockholders will receive cash. Shortly after the effective date of the reverse split, the exchange agent for the reverse split will send to persons holding paired shares a letter of transmittal to enable them to exchange their old certificates for new certificates representing post-split shares, as well as cash for any fractional interests resulting from the reverse split.

         Shareholders of the Trust and stockholders of the Corporation approved the reverse split at special meetings held in December, 1994.

         The Trust is the only publicly traded REIT whose shares are paired with a hotel operating company. The Trust currently owns equity and mortgage interests in 45 hotels with approximately 8,700 rooms located in 20 states, and is currently reviewing several potential hotel acquisition opportunities.

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